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                                                                  EXHIBIT 99.1

                                    CONTACT: Katie Meyer, APR-Starwood
                                             (914) 640-8247
                                             katie.meyer@starwoodhotels.com

                                             Gretchen Kloke-Westin
                                             (914) 640-5236
                                             gretchen.kloke@starwoodhotels.com


       STARWOOD ANNOUNCES SALE OF THE WESTIN ST. FRANCIS FOR $243
                               MILLION
        WESTIN TO CONTINUE MANAGEMENT OF THE HISTORIC PROPERTY

         WHITE PLAINS, NY, Jan. 21, 2000 -- Starwood Hotels & Resorts Worldwide, Inc., on behalf of The Westin St. Francis Limited Partnership, announced today an agreement to sell the 1,192 room Westin St. Francis in San Francisco to BRE / St. Francis L.L.C. of New York for $243 million. The sale, which is subject to customary conditions including the consent of a majority of the limited partners of Westin Hotels Limited Partnership, is anticipated to close in the second quarter of this year.

         "This sale is part of the natural evolution of the partnership, which was formed in 1986," remarked Joseph Long, senior vice president of acquisitions and development for Starwood. "This is strictly a change in ownership and hotel guests will continue to receive the same upscale services and amenities they have come to expect from Westin."

         Originally built in 1904, the hotel is nearing completion of an extensive $65 million restoration that began in 1994. Highlights of the project include refurbishment of all guest rooms, installation of upgraded security and safety systems, restoration of the hotel's sandstone exterior and the addition of two premier function rooms on the newly-named "Imperial Floor." The Westin St. Francis is a city landmark located in the heart of San Francisco's shopping district on Union Square, and it is close to both the Moscone Convention Center and the central business district. Westin has managed the landmark property since 1954 and will continue to do so after the sale.

         Starwood currently represents nearly 3,500 rooms in San Francisco including The Westin St. Francis, The Westin San Francisco Airport, the Palace Hotel, the W San Francisco, the Sheraton at Fisherman's Wharf and the Four Points Hotel San Francisco Bay Bridge.

         Starwood Hotels & Resorts Worldwide, Inc., through its St. Regis, Luxury Collection, Westin, Sheraton, Four Points and W brands, is one of the leading hotel and leisure companies in the world with more than 700 hotels in 77 countries and 120,000 employees at its owned and managed properties.

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